EXHIBIT 99.1

April 30, 2009

Dow Reports First Quarter Results
Accelerated Cost Reduction Actions, Record Performance by Dow AgroSciences,
and Lower Raw Material Costs Help Offset Challenging Economic Conditions

First Quarter 2009 Highlights

•	Earnings were $0.03 per share, or $0.12 per share excluding certain items(1), as cost control actions and price/volume management mitigated the effects from the worst global recession in decades.

•	Agricultural Sciences set quarterly records for both sales and EBIT(2). Sales for the segment increased 10 percent on a year-over-year basis, reflecting a 10 percent increase in volume.

•
Purchased feedstock and energy costs were down 49 percent compared with the same quarter last year, contributing to a 20 percent decline in selling prices, with the majority of the decline in the Basics segments.

•	EBIT excluding certain items improved sequentially, with the largest percentage improvement coming from the Performance segments, above and beyond the seasonality of Agricultural Sciences.

•
Rapid actions to reduce operating costs in the quarter resulted in a decrease in spending of $270 million year over year and sequentially. Capital spending was down 35 percent in the quarter, in line with the Company’s pre-acquisition 2009 capital spending commitment of $1.1 billion.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Our positive earnings in this recessionary environment were the direct result of our rapid actions to reduce costs and tightly manage operations. We achieved profitability in spite of continued weak demand throughout most of our value chains and further deflation in feedstock and energy costs which put pressure on prices, particularly in the Basics segments. Our Performance segments, however, delivered improved operating results versus last quarter, above and beyond the seasonally strong contribution from Dow AgroSciences.”

(1) See supplemental information at the end of the release for a description of these items.

(2) Earnings before interest, income taxes and noncontrolling interests (“EBIT”). A reconciliation of EBIT to “Net Income Attributable to The Dow Chemical Company” is provided following the Operating Segments table.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.

	3 Months Ended
	March 31
(In millions, except for per share amounts)	2009	2008
Net Sales	$9,087	$14,824
Net Income(3)	$24	$941
Earnings per Common Share	$0.03	$0.99
Earnings per Common Share Excluding Certain Items(4)	$0.12	$0.99

(3) References to net income refer to “Net Income Attributable to The Dow Chemical Company”

(4) See supplemental information at the end of the release for a description of these items.

Review of First Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $9.1 billion for the first quarter of 2009, 39 percent lower than in the same period last year.

Net income for the quarter was $24 million. This compares with net income of $941 million in the first quarter of 2008. Reported earnings for the current quarter were $0.03 per share. Excluding certain items, earnings were $0.12 per share. This compares with earnings of $0.99 per share in the first quarter of 2008 and a loss of $1.68 per share, or a loss of $0.62 per share excluding certain items, in the fourth quarter of 2008. See supplemental information at the end of the release for a description of certain items.

Earnings in the quarter were unfavorably impacted by a pretax charge of $19 million for additional severance related to the fourth quarter of 2008 restructuring; $48 million in pretax transaction costs related to the acquisition of Rohm and Haas Company; and the Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation, a 50 percent owned nonconsolidated affiliate of the Company.

Volume declined 19 percent compared with the same quarter of 2008, while price was down 20 percent, reflecting the effects of the ongoing recessionary business climate and continued inventory de-stocking in most value chains.

Businesses in the Performance segments showed margin resiliency in the face of challenging economic conditions, reflecting both the diversity and specialty nature of the businesses in these segments. Price declines trailed the decrease in purchased feedstock and energy costs close to $90 million compared with the same quarter last year in the combined Performance segments.

Sales in Dow AgroSciences were up, with volume increasing 10 percent as price held flat with the same period last year. This marks the eleventh consecutive quarter that Dow AgroSciences has posted sales records compared with the same quarter of the prior year. The Business also posted a new EBIT record in the quarter – the third consecutive year in which a new quarterly EBIT record has been achieved.

Selling, Administrative and Research and Development expenses at a Company level decreased by $93 million from the same period last year, reflecting actions taken to curb spending despite an increase in R&D at Dow AgroSciences, which aligns with the Company’s strategic growth agenda.

Purchased feedstock and energy costs were down $3.1 billion, or 49 percent compared with the same quarter last year and down 27 percent sequentially, contributing to the decline in prices, particularly in the Basics segments.

Rapid actions to reduce operating costs in the quarter resulted in a decrease in spending of $270 million year over year and sequentially. Capital spending was down 35 percent in the quarter, in line with the Company’s 2009 pre-acquisition capital spending commitment of $1.1 billion.

Equity earnings were $65 million versus $274 million in the first quarter of 2008, and a loss of $4 million in the fourth quarter of 2008. Excluding Dow’s share of the restructuring charge recognized by Dow Corning, equity earnings were $94 million.

“Our positive earnings in this recessionary environment were the direct result of our rapid actions to reduce costs and tightly manage operations,” said Andrew N. Liveris, chairman and chief executive officer. “We achieved profitability in spite of continued weak demand throughout most of our value chains and further deflation in feedstock and energy costs which put pressure on prices, particularly in the Basics segments. Our Performance segments, however, delivered improved operating results versus last quarter, above and beyond the seasonally strong contribution from Dow AgroSciences.”

Note: Due to rapidly changing business conditions, the Company has included comparisons to the prior quarter in addition to comparisons to the same period last year in the following segment summaries except Agricultural Sciences.

Performance Plastics

Performance Plastics posted first quarter sales of $2.4 billion, a 39 percent decrease from the same period last year. Price declined 11 percent, and volume decreased 28 percent. Both price and volume were down in all geographic areas. Dow Automotive and Dow Building Solutions reported substantial volume declines, as the global slowdown in new vehicle builds and construction activity continued. Despite ongoing success for its new INFUSE™ Olefin Block Copolymers used in medical and consumer applications, and a successful start-up of a new plant for synthetic rubber at the Company’s site in Schkopau, Germany, Specialty Plastics and Elastomers reported further volume declines due to unfavorable conditions in housing, automotive and consumer goods. Dow Epoxy reported continued sales growth in wind energy applications, as manufacturing capacity for wind turbine blades increased, particularly in China. However, volume declines in Epoxy Intermediates fully offset these gains. Dow Polyurethanes reported both price and volume declines on weak demand for bedding, appliances and construction applications. In Polyurethane Systems, demand declined as customers in construction applications, particularly in Europe, delayed orders. First quarter EBIT for Performance Plastics was $30 million compared with $329 million in the first quarter of 2008.

On a sequential basis, sales in the Performance Plastics segment decreased 23 percent, with price down 12 percent and volume down 11 percent. Following a dramatic reduction in demand at the end of 2008, most businesses started to see a gradual increase in volume toward the latter part of the first quarter of 2009. Despite the quarterly decline in sales, EBIT improved $509 million from the prior quarter loss of $479 million, which included certain items of $333 million (see supplemental information at the end of the release for a description of these items).

Performance Chemicals

Sales in Performance Chemicals decreased 35 percent to $1.5 billion from $2.3 billion posted in the same period last year. Designed Polymers posted price gains in all geographic areas except Europe, due in part to strength in pharmaceutical and food applications served by Dow Wolff Cellulosics. Sales were lower in Dow Water Solutions, driven by declines in volume for ion exchange resins and reverse osmosis membranes. Although water industry fundamentals remain positive, there were fewer large desalination projects in the quarter, leading to the decline in demand for reverse osmosis membranes. Specialty Chemicals reported record sales for aircraft deicing fluids as a result of extended inclement winter weather conditions in the northern United States and Canada. Sales of polyglycols and surfactants in Specialty Chemicals were down, as demand declined for these products (used as additives in polyurethane foams, paints and coatings and personal care products). Results in Biocides declined primarily due to lower volume in oil and gas applications in North America. Performance Chemicals reported equity earnings of $11 million for the quarter, which included the Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation. This compares with equity earnings of $95 million in the year-ago period. First quarter EBIT for Performance Chemicals was $115 million compared with $271 million in the first quarter of 2008.

Compared with the fourth quarter of 2008, sales in the Performance Chemicals segment decreased 23 percent, with price down 13 percent and volume down 10 percent. Weak demand in industrial sectors and a decline in equity earnings from Dow Corning were partially offset by a late-quarter demand improvement, particularly in China. EBIT in the prior quarter was $174 million, reflecting certain items of $25 million.

Agricultural Sciences

The Agricultural Sciences segment posted a new quarterly sales record of $1.4 billion versus $1.3 billion in the same quarter last year. Volume was up 10 percent, while prices held flat with the year-ago period as an increase in local selling prices of 6 percent was offset entirely by an unfavorable currency impact. This marked the eleventh successive quarter that Dow AgroSciences recorded sales growth records versus the same quarter of the prior year. Results reflected growth from recent acquisitions as well as organic growth, even as agricultural industry fundamentals began to temper. Seeds and Traits posted volume gains, as recent seed acquisitions delivered both scale and reach, with particular growth in corn and soybean sales. Dow AgroSciences also received regulatory approval in Brazil for HERCULEX® I Insect Protection technology, and WideStrike™ Insect Protection for cotton. Agricultural Chemicals volume increased, with new product sales nearly doubling. Cereal herbicide pyroxsulam continued to ramp-up successfully, benefiting from demand in Northern Europe and early sales in Canada. New rice herbicide penoxsulam also showed continued strength, with growth in key rice growing geographies such as China and Southern Europe. New launches in Greece, Turkey and Egypt also took place in the quarter. Agricultural Sciences set a new EBIT record in the quarter, reporting $338 million versus $331 million in the same quarter last year.

Basic Plastics

Basic Plastics sales decreased 47 percent in the first quarter to $1.8 billion from $3.5 billion in the same period last year. Price decreased 35 percent, and was down in all businesses and in all geographic areas, while volume decreased 12 percent. Excluding the formation of Americas Styrenics in May 2008, volume was down 6 percent due to weak global demand across all polymer families. Year over year, polyethylene volume was down 4 percent, but improved 10 percent from the prior quarter as de-stocking ran its course and underlying demand for packaging and films continues to be more consistent compared to durable applications. Demand for polypropylene was down due to lower consumer spending on durables; ongoing contraction in the housing and automotive sectors were partially offset by more stable demand in food packaging, houseware and hygiene applications. Equity earnings were $13 million versus $42 million in the year-ago period, as global recessionary pressures led to weaker earnings at EQUATE. EBIT for Basic Plastics was $4 million versus $427 million in the same period last year, as the decline in prices significantly exceeded deflation in feedstock and energy costs.

On a sequential basis, sales in the Basic Plastics segment decreased 15 percent, reflecting a price decline of 23 percent and volume growth of 8 percent. While prices followed the continued decline in feedstock and energy costs, demand growth reflected an end of the de-stocking cycle. EBIT improved $319 million from a prior quarter loss of $315 million, which included certain items of $181 million.

Basic Chemicals

Basic Chemicals sales for the quarter decreased 49 percent year over year to $801 million compared with $1.6 billion in 2008. The segment recorded a 21 percent decline in price and a 28 percent decrease in volume. Sales of caustic soda declined on weaker alumina and pulp and paper industry fundamentals. Demand for vinyl chloride monomer used in polyvinylchloride (“PVC”) production remained at historic lows, as end-use applications for PVC such as pipe and residential building and construction applications continued to decline. Sales in the Ethylene Oxide/Ethylene Glycol (“EO/EG”) business remained weak, as demand for EG used in polyester and polyethylene terephthalate (PET) production decreased. Equity earnings in Basic Chemicals were $40 million versus $97 million in the same quarter last year, on weaker results at MEGlobal, EQUATE and OPTIMAL. EBIT was a loss of $92 million compared with EBIT of $159 million in the first quarter of 2008.

Compared with the fourth quarter of 2008, sales in the Basic Chemicals segment decreased 19 percent, with price down 13 percent and volume down 6 percent. EBIT in the prior quarter was a loss of $237 million, which included certain items of $118 million.

Outlook

Commenting on the Company’s outlook, Liveris said:

“There are some signs that the pace of global economic decline is moderating. The broad diversity of Dow’s product mix enables us to have better visibility on true market demand, especially in parts of the world, such as in China, where domestic stimulus programs are beginning to take hold.

“Having said that, it’s prudent to expect that 2009 will still be a recessionary year globally, and we are not counting on material improvements in economic conditions in the near term. We remain focused on managing what is in our control, namely reducing costs and capital spending, delivering on our action plan to de-leverage our balance sheet, and smoothly and successfully integrating Rohm and Haas into the new Dow. These actions are paramount to our long-term strategy to transform Dow into an earnings-growth company.”

Dow will host a live Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EDT on www.dow.com.

Dow will also host a live Webcast of its Annual Meeting of Stockholders on Thursday, May 14, 2009, at 10:00 a.m. EDT on www.dow.com.

About Dow

With sales of $58 billion in 2008 and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the "Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. On April 1, 2009, Dow acquired Rohm and Haas Company, a global specialty materials company with sales of $10 billion in 2008 and 15,000 employees worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results:

Results in the first quarter of 2009 were unfavorably impacted by three items:

•	Net pretax adjustment to the 2008 restructuring charge of $19 million resulting from adjustments to severance, reflected in Unallocated and Other.

•	Pretax charges totaling $48 million for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas Company, reflected in Unallocated and Other.

•
The Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation, a 50 percent owned nonconsolidated affiliate of the Company; this charge is reflected in “Equity in earnings of nonconsolidated affiliates” and the Performance Chemicals segment.

The following table summarizes the impact of certain items recorded in the three-month period ended March 31, 2009:

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Restructuring charges	$(19)	-	$(17)	-	$(0.02)	-
Acquisition-related expenses	(48)	-	(41)	-	(0.04)	-
Dow Corning restructuring	(29)	-	(27)	-	(0.03)	-
Total	$(96)	-	$(85)	-	$(0.09)	-
(1)	Impact on “Income before Income Taxes”
(2)	Impact on “Net Income Attributable to The Dow Chemical Company”
(3)	Impact on “Earnings per common share – diluted”

Results for the fourth quarter of 2008 were unfavorably impacted by the following items:

•
Pretax costs totaling $54 million related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter. These costs, which primarily included the repair of property damage and unabsorbed fixed costs, are included in “Cost of sales” in the consolidated statements of income and reflected in the operating segments as follows: $13 million in Performance Plastics, $1 million in Performance Chemicals, $3 million in Basic Plastics, $15 million in Basic Chemicals, $16 million in Hydrocarbons and Energy, and $6 million in Unallocated and Other.

•
Pretax legal expenses and other costs of $69 million related to the K-Dow transaction that were expensed upon Petrochemical Industries Company’s refusal to close the K-Dow transaction on January 2, 2009. These costs are shown as “Cost of sales” in the consolidated statements of income and reflected in Unallocated and Other.

•
Goodwill impairment losses of $239 million related to the Dow Automotive ($209 million against Performance Plastics) and Polypropylene ($30 million against Basic Plastics) reporting units. The losses are shown as “Goodwill impairment losses” in the consolidated statements of income.

•
Net pretax restructuring charges of $839 million. In December 2008, the Company’s Board of Directors approved a restructuring plan as part of a series of actions to advance the Company’s strategy and respond to the recent, severe economic downturn. The restructuring plan includes the shut down of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $785 million, including asset write-downs and write-offs of $336 million, severance costs of $321 million and costs associated with exit or disposal activities (such as pension curtailment costs and environmental remediation) of $128 million. In addition, the Company recorded a $60 million unfavorable adjustment to restructuring charges recorded in the fourth quarter of 2007 and a $6 million favorable adjustment to restructuring charges recorded in the third quarter of 2006. The net impact of the fourth quarter charges and adjustments, which is shown as “Restructuring charges” in the consolidated statements of income, impacted all operating segments.

•
Pretax charge of $17 million for purchased in-process research and development (“IPR&D”) related to the recent acquisition of assets of Süwestsaat GbR. The charge is shown as “Purchased in-process research and development charges (credit)” in the consolidated statements of income and reflected in Agricultural Sciences.

•
Pretax charges totaling $31 million for legal expenses and other transaction costs related to the pending acquisition of Rohm and Haas Company. These charges are shown as “Acquisition-related expenses” in the consolidated statements of income and reflected in Unallocated and Other.

The following table summarizes the impact of certain items recorded in the three-month period ended December 31, 2008:

Certain Items Impacting Results	Pretax Impact (1)	Impact on Net Income (2)	Impact on EPS (3)
In millions, except per share amounts	Three Months Ended Dec. 31, 2008
Goodwill impairment losses	$(239)	$(230)	$(0.25)
Restructuring charges	(839)	(628)	(0.68)
Impact of Hurricanes Gustav and Ike (4)	(54)	(34)	(0.03)
K-Dow related expenses	(69)	(44)	(0.05)
Purchased in-process research and development charge	(17)	(17)	(0.02)
Acquisition-related expenses	(31)	(25)	(0.03)
Total	$(1,249)	$(978)	$(1.06)
(1)	Impact on “Income before Income Taxes”
(2)	Impact on “Net Income Attributable to The Dow Chemical Company”
(3)	Impact on “Earnings per common share – diluted”
(4)
In addition, the interruption of operations caused by the hurricanes resulted in an estimated pretax $15 million in the fourth quarter of 2008 in lost margin on lost sales, the equivalent of $0.01 per share, which is not included in the amounts presented in the table.

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income
	Three Months Ended
	March 31,	March 31,
In millions, except per share amounts (Unaudited)	2009	2008
Net Sales	$9,087	$14,824
Cost of sales	8,165	12,908
Research and development expenses	292	331
Selling, general and administrative expenses	444	498
Amortization of intangibles	22	22
Restructuring charges (Note B)	19	-
Acquisition-related expenses (Note C)	48	-
Equity in earnings of nonconsolidated affiliates	65	274
Sundry income (expense) - net	(3)	46
Interest income	12	24
Interest expense and amortization of debt discount	154	145
Income before Income Taxes	17	1,264
Provision (Credit) for income taxes	(18)	299
Net Income	35	965
Net income attributable to noncontrolling interests	11	24
Net Income Attributable to The Dow Chemical Company	$24	$941
Share Data
Earnings per common share - basic	$0.03	$1.00
Earnings per common share - diluted	$0.03	$0.99
Common stock dividends declared per share of common stock	$0.15	$0.42
Weighted-average common shares outstanding - basic	925.4	942.1
Weighted-average common shares outstanding - diluted	932.0	951.6
Depreciation	$455	$495
Capital Expenditures	$234	$359

Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In December 2008, Dow's Board of Directors approved a restructuring plan as part of a series of actions to advance the Company's strategy and respond to the severe economic downturn. The restructuring plan included the shutdown of a number of facilities and a global workforce reduction. In the first quarter of 2009, the Company recorded additional severance of $19 million related to the 2008 restructuring activities.

Note C: On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the first quarter of 2009, pretax charges totaling $48 million were recorded for transaction costs related to the acquisition.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets	March 31,	Dec. 31,
In millions (Unaudited)	2009	2008
Assets
Current Assets
Cash and cash equivalents	$2,956	$2,800
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2009: $141; 2008: $124)	3,819	3,782
Other	2,714	3,074
Inventories	5,916	6,036
Deferred income tax assets - current	201	368
Total current assets	15,606	16,060
Investments
Investment in nonconsolidated affiliates	2,627	3,204
Other investments	2,165	2,245
Noncurrent receivables	336	276
Total investments	5,128	5,725
Property
Property	47,370	48,391
Less accumulated depreciation	33,547	34,097
Net property	13,823	14,294
Other Assets
Goodwill	3,392	3,394
Other intangible assets (net of accumulated amortization - 2009: $853; 2008: $825)	813	829
Deferred income tax assets - noncurrent	3,865	3,900
Asbestos-related insurance receivables - noncurrent	657	658
Deferred charges and other assets	875	614
Total other assets	9,602	9,395
Total Assets	$44,159	$45,474

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$844	$2,360
Long-term debt due within one year	1,223	1,454
Accounts payable:
Trade	2,885	3,306
Other	1,972	2,227
Income taxes payable	305	637
Deferred income tax liabilities - current	64	88
Dividends payable	141	411
Accrued and other current liabilities	2,318	2,625
Total current liabilities	9,752	13,108
Long-Term Debt	10,897	8,042
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	613	746
Pension and other postretirement benefits - noncurrent	5,420	5,466
Asbestos-related liabilities - noncurrent	800	824
Other noncurrent obligations	2,998	3,208
Total other noncurrent liabilities	9,831	10,244
Preferred Securities of Subsidiaries	500	500
Stockholders' equity
Common stock	2,453	2,453
Additional paid-in capital	825	872
Retained earnings	16,896	17,013
Accumulated other comprehensive loss	(4,674)	(4,389)
Treasury stock at cost	(2,384)	(2,438)
The Dow Chemical Company's stockholders' equity	13,116	13,511
Noncontrolling interests	63	69
Total equity	13,179	13,580
Total Liabilities and Equity	$44,159	$45,474
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments
	Three Months Ended
	March 31,	March 31,
In millions (Unaudited)	2009	2008
Sales by operating segment
Performance Plastics	$2,435	$3,963
Performance Chemicals	1,517	2,323
Agricultural Sciences	1,446	1,314
Basic Plastics	1,847	3,492
Basic Chemicals	801	1,559
Hydrocarbons and Energy	988	2,165
Unallocated and Other	53	8
Total	$9,087	$14,824
EBIT (1) by operating segment
Performance Plastics	$30	$329
Performance Chemicals	115	271
Agricultural Sciences	338	331
Basic Plastics	4	427
Basic Chemicals	(92)	159
Hydrocarbons and Energy	-	-
Unallocated and Other	(236)	(132)
Total	$159	$1,385
Certain items reducing EBIT by operating segment (2)
Performance Plastics	-	-
Performance Chemicals	$(29)	-
Agricultural Sciences	-	-
Basic Plastics	-	-
Basic Chemicals	-	-
Hydrocarbons and Energy	-	-
Unallocated and Other	(67)	-
Total	$(96)	-
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$2	$18
Performance Chemicals	11	95
Agricultural Sciences	1	1
Basic Plastics	13	42
Basic Chemicals	40	97
Hydrocarbons and Energy	(2)	22
Unallocated and Other	-	(1)
Total	$65	$274

(1)
The Company uses EBIT (which Dow defines as earnings before interest, income taxes and noncontrolling interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to "Net Income Attributable to The Dow Chemical Company" is provided below:

		Three Months Ended
		March 31,	March 31,
		2009	2008
	EBIT	$159	$1,385
	+ Interest income	12	24
	- Interest expense and amortization of debt discount	154	145
	- Provision (Credit) for income taxes	(18)	299
	- Net income attributable to noncontrolling interests	11	24
	Net Income Attributable to The Dow Chemical Company	$24	$941

(2)	See Supplemental Information for a description of certain items affecting results in 2009.

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment
	Three Months Ended
	March 31, 2009
Percentage change from prior year	Volume	Price	Total
Operating segments
Performance Plastics	(28)%	(11)%	(39)%
Performance Chemicals	(28)%	(7)%	(35)%
Agricultural Sciences	10%	-	10%
Basic Plastics	(12)%	(35)%	(47)%
Basic Chemicals	(28)%	(21)%	(49)%
Hydrocarbons and Energy	(13)%	(41)%	(54)%
Total	(19)%	(20)%	(39)%

Sales by Geographic Area
		Three Months Ended
		March 31,	March 31,
In millions (Unaudited)		2009	2008
Sales by geographic area
North America		$3,412	$5,286
Europe		3,289	5,858
Asia Pacific		1,080	1,709
Latin America		1,036	1,569
India, Middle East and Africa		270	402
Total		$9,087	$14,824

Sales Volume and Price by Geographic Area
	Three Months Ended
	March 31, 2009
Percentage change from prior year	Volume	Price	Total
Geographic areas
North America	(19)%	(16)%	(35)%
Europe	(18)%	(26)%	(44)%
Asia Pacific	(21)%	(16)%	(37)%
Latin America	(16)%	(18)%	(34)%
India, Middle East and Africa	(16)%	(17)%	(33)%
Total	(19)%	(20)%	(39)%